Exhibit 99.1

Press Release

MagnaChip Extends Shareholder Rights Plan

SEOUL, South Korea and SAN JOSE, Calif., September 2, 2016 — MagnaChip Semiconductor Corporation (“MagnaChip” or the “Company”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, announced today that its Board of Directors has unanimously approved a second amendment (“Amendment No. 2”) of its Rights Agreement, dated March 5, 2015, as previously amended by Amendment No. 1 to the Rights Agreement, dated March 2, 2016.

Under the terms of Amendment No. 2, the expiration date of the Rights Agreement has been extended six months to March 5, 2017.

The Rights Agreement is designed to ensure fair and equitable treatment of all MagnaChip shareholders in the event of an unsolicited acquisition offer. The Board has determined that Amendment No. 2 is in the best interest of MagnaChip shareholders, as the Board, with assistance from its Strategic Review Committee, continues to consider and evaluate strategic alternatives that may be available to the Company.

About MagnaChip Semiconductor Corporation

Headquartered in South Korea, MagnaChip is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. MagnaChip believes it has one of the broadest and deepest ranges of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, a large portfolio of registered and pending patents, and extensive engineering and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about the Board’s continued evaluation of strategic alternatives. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

###

CONTACTS:

In the United States: Bruce Entin Entin Consulting Tel. +1-408-625-1262 Investor.relations@magnachip.com	In Korea: Chankeun Park Director of Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

# # #